SAVINGS AND INVESTMENT PLAN
                           For Hourly Paid Employees

                            Summary Plan Description









    THIS ENTIRE DOCUMENT CONSTITUTES PART OF A PROSPECTUS
    COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
    SECURITIES ACT OF 1933.


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CONTENTS

                                                            Page
INTRODUCTION                                                  1

PLAN OVERVIEW                                                 2

ELIGIBILITY AND ENROLLMENT                                    6

VESTING                                                       7
  How Vested Service is Calculated                            8

TYPES OF CONTRIBUTIONS                                       10
  Your Contributions                                         10
  The Company's Match                                        11
  Make-Up Supplemental Contributions                         12
  Rollover Contributions                                     12

YOUR CONTRIBUTION DECISION                                   13
   Differences Between Non-Deferred and                      13
    Deferred Income Contributions
   Effect of Contributions on Taxes, Take-Home Pay           14
    and Plan Savings

INVESTMENT OF CONTRIBUTIONS                                  16
   Your Contributions                                        16
   The Company's Contributions                               16
   The Investment Process                                    16
   How Your Accounts are Valued                              17
   Plan Statements                                           18
   Your Voting Rights                                        18

WITHDRAWALS PRIOR TO RETIREMENT OR                           19
  TERMINATION OF EMPLOYMENT
   Withdrawals From the Non-Deferred Income                  19
    Division and Employer Fund
   Penalties for Withdrawals From the Non-Deferred           20
    Income Division and Employer Fund
   Withdrawals From the Deferred Income Division             20
   Payment of Withdrawals                                    23

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DISTRIBUTIONS UPON TERMINATION OF                            24
 EMPLOYMENT, RETIREMENT OR DEATH
   Payment of Distributions                                  25

HOW TO FILE FOR BENEFITS                                     26
   If Your Benefit Claim is Denied                           26

QUALIFIED DOMESTIC RELATIONS ORDERS                          27
   Alternate Payees                                          28

OTHER IMPORTANT INFORMATION                                  29
   Loans From the Plan                                       29
   Transfers From this Plan to the                           29
     Salaried Employees' Plan
   Distributions Upon Termination of the Plan                29
   Limits on Contributions to the Plan                       29
   How You Could Lose the Right to                           30
     Make Contributions
   Forfeiture of Interest in the Employer Fund               30
   Restoration of Forfeitures                                31
   Restoration of Previous Membership and Service            31
   Federal Income Taxes                                      32
   Other Facts                                               32

ADMINISTRATIVE INFORMATION                                   33

YOUR LEGAL RIGHTS                                            37

APPENDIX                                                     38








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INTRODUCTION


This booklet explains the major provisions of the Westvaco Corporation Savings and Investment Plan for Hourly Paid Employees (the Plan).

The purpose of the Plan is twofold: to encourage eligible employees to adopt a regular savings plan for additional financial security (both before and after retirement) and to encourage a proprietary interest in the continued growth and prosperity of the Company.

This booklet summarizes the Plan. The first section gives a brief overview of Plan features and the following sections contain more details on important Plan provisions.

This booklet should be read in conjunction with the Information Statement for the Plan. It is the Summary Plan Description prepared and distributed in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). It applies to the Plan in effect as of October 1, 1995. In the event of any conflict between this booklet and the Plan Documents, the provisions of the Plan Documents will apply.


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PLAN OVERVIEW


The Plan is primarily a long-term savings vehicle for participants. You can elect to contribute to the Plan and your contributions will be taken directly out of your paycheck and deposited into your accounts in the Plan. More importantly, all or part of what you elect to contribute will be matched by Company contributions at a minimum rate of 75%.

You always own the value of your contributions to the Plan. You own the value of your Company Matching Contributions after you have five years of vested service in the Plan. The concept of vesting is an important one. You should carefully read the "Vesting" section of this booklet for complete details on this Plan provision.

The Two Ways You Can Make Contributions

The Plan provides two savings methods:

 1.  The Deferred Income Division for before-tax contributions.

 2.  The Non-Deferred Income Division for after-tax contributions.

Important Differences Between the Two Divisions

You may contribute to either Division of the Plan or both. The significant difference between the two Divisions lies in the way you are taxed. Contributions to the Deferred Income Division are not taxable income when they are made. The following example illustrates this difference.

                     Weekly Contribution of 4% on
                     Straight Time Earnings* of $500/Week:

                     Deferred Income Division
                     Earnings   Contribution        Taxable Earnings
                     $500       4% or $20           $480

                     Non-Deferred Income Division
                     Earnings   Contribution        Taxable Earnings
                     $500       4% or $20           $500


*    The term "straight time earnings" is defined on the next page.

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

Another important difference between the two Divisions lies in the way that you can make withdrawals from them. You can make a withdrawal of your funds in the Non-Deferred Income Division once in a twelve-month period, for any reason. Alternatively, withdrawals from the Deferred Income Division are restricted by government regulations. The rules and penalties on Plan withdrawals from either Division are explained in more detail in the section, "Withdrawals Prior to Retirement or Termination of Employment."

Straight Time Earnings

The term "straight time earnings" will be used throughout this booklet and has a specific definition in this Plan. For each weekly pay period, your straight time earnings are your total wages, but not to exceed your average straight time hourly rate multiplied by 40. The average straight time hourly rate is calculated by dividing your total straight time earnings paid in the weekly pay period by your total actual straight time hours paid in that period. The rate calculation will not include hours worked that are paid as premium time.

For example, let's say you elect to contribute 4% to the Plan and let's also say you worked 52 hours in one weekly pay period. However, you worked 30 hours doing your regular job, 10 hours covering another job at a different rate and 12 hours of overtime at your regular job. Your Plan contribution for that week would be calculated as follows:

         Step 1: Calculate Total Wages
           30 hours at $8.50    = $255
         + 10 hours at $9.50    = $ 95
           40 hours             = $350
         + 12 hours OT at 12.75 = $153
           52 hours total wages = $503

         Step 2: Calculate Straight Time Average Hourly Rate

           $350 straight time earnings paid
             40 straight time hours paid          = $8.75

         Step 3: Calculate Contribution
             40  Straight time hours (max. considered per weekly pay)
        X  8.75  Average straight time hourly rate
        $350.00  Straight time earnings
        X    4%  Contribution rate
        $ 14.00  Weekly employee contribution to the Plan

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Alternatively, let's say you elect to contribute 4% and work 38 hours in one weekly pay period. Let's assume you work 30 hours doing your regular job and 8 hours covering another job at a different rate. Your contribution for that week would be calculated as follows:

         Step 1: Calculate Total Wages
            30 hours at 8.50 = $255
          +  8 hours at 9.50 = $ 76
            38 hours         = $331

         Step 2: Calculate Straight Time Average Hourly Rate

            $331 straight time earnings paid
              38 straight time hours paid       = $8.71

         Step 3: Calculate Contribution
              38  Straight time hours (paid this week)
         X  8.71  Average straight time hourly rate
         $331.00  Straight time earnings
         X    4%  Contribution rate
         $ 13.24  Weekly employee contribution to the Plan



Straight time earnings include vacation and holiday pay, shift differential, grievance time, funeral leave, and call-in hours
paid at straight time rate.   However, these earnings exclude
overtime, jury duty and military pay offsets, Worker's
Compensation and Accident and Sickness pay.

In designated locations where 12-hour shifts are the normal operating schedule, special arrangements will be made.


How Much You Can Contribute

In general, you may contribute from 1% to 16% (in whole percentages) of your straight time earnings to the Plan. Most participants may contribute up to the entire 16% to the Deferred Income Division or divide their contributions between both Divisions. Some restrictions may apply to the total amount you can contribute to the Plan and, in particular, to the Deferred Income Division. These restrictions are discussed in the following sections of this booklet.

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The first 6% of your straight time earnings that you contribute to the Plan is considered your Basic Contributions. Beyond that amount, you can contribute up to an additional 10% of your straight time earnings to the Plan, which is considered
Supplemental Contributions.

For example, if you elect to contribute 8% to the Plan, the first
6% is considered your Basic Contributions and the remaining 2% is considered your Supplemental Contributions.


How Much The Company Contributes

Whether you contribute to the Deferred or Non-Deferred Income Division, Westvaco matches your Basic Contributions (up to 6% of your straight time earnings) at a minimum rate of 75%. The rate of Company Matching Contributions can reach as high as 110%, if certain Company performance "milestones" are met. See the section on "The Company's Match" for details.


Investment of Contributions

Your contributions to the Plan are invested in the Westvaco Stock
Fund.  The Company's contributions are invested in the Employer
Fund.  Both Funds are invested primarily in Westvaco Common
Stock.


The Plan's Valuation Date

Your accounts in the Plan are valued on a weekly basis.
Normally, the Plan is valued each Tuesday; if Tuesday is a day on which the New York Stock Exchange (NYSE) is closed, then your accounts are valued the following business day that the NYSE is open. The valuation date is very important in that the value of any withdrawals or distributions from the Plan are determined and will fluctuate with the specific valuation date used for the transaction. See the appropriate sections for specific information on withdrawals or distributions.

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

ELIGIBILITY AND ENROLLMENT


You are eligible to participate in the Plan if you are an hourly paid employee, not in a temporary employment capacity, of a participating Westvaco location and you have completed four months of service with the Company. You may enroll in the Plan and begin making contributions as early as the first of the month following or coincident with the completion of your four-month waiting period.

Enrollment in the Plan is open year-round. Just submit a completed application form to your Personnel department, not less than 10 calendar days before the first day of the month in which you want to start contributing. However, if you enroll when you are first eligible, special vesting rules will apply to you (see the "Vesting" section for details).

Plan membership starts on the first day of the calendar month in which you begin contributing to the Plan.


Naming Your Beneficiary

When you enroll in the Plan, you name a beneficiary. The full value of your vested accounts will be paid to your beneficiary if you die. You can change your beneficiary at any time by completing a change of beneficiary form.

If you are married, your spouse is your beneficiary unless he or she signs a written consent, which is witnessed by a notary public or your local personnel representative, acknowledging and accepting your alternate beneficiary designation.

If you don't name a beneficiary, your vested accounts go to your surviving spouse, if any, otherwise to your legal representative or heirs.

A designated beneficiary may execute a qualified disclaimer to permit the distribution of your vested accounts to another person or entity.

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

VESTING


You always have full vested (or nonforfeitable ownership) rights to the value of your own contributions, whether they are Deferred or Non-Deferred Income Contributions. You have full vested rights to the value of Westvaco's Company Matching Contributions to the Plan:

     When you have at least five years of vested service in the Plan; or

     If you retire, under the provisions for Normal, Early, Deferred, or Disability Retirement of a Company Pension
     Plan; or

     If you are terminated because your job is eliminated and have accumulated at least three years of vested service in the Plan; or

     If you die (in which case your full accounts will be paid to your beneficiary); or

     You are designated by the Company in an Instrument of Designation to be vested in your accounts at the time the Company sells a business operated by the Company; or

     If the Company terminates or completely discontinues its contributions to the Plan.


However, there are two special vesting rules in this Plan:


1. If you enroll during the special open enrollment period (beginning on July 1, 1995 and ending on August 31, 1995) and begin participating in the Plan as of October 1, 1995 you will have your prior Company service count toward your vested service in the Plan. Past Company service will be counted, based on your service on record with the Company as of October 1, 1995.

2. If you are a newly hired employee and you join the Plan and begin making contributions on the date you are first eligible (i.e., on the first of the month following the completion of your four-month waiting period) you will have your waiting period count toward your vested service in the Plan.


For further explanation and examples of how these special vesting rules work, see "How Vested Service is Calculated."

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If your employment with the Company ends before you are vested in the Company Matching Contributions, you forfeit your right to them, except as provided in the section entitled "Forfeiture of Interest in the Employer Fund." The money you forfeit is credited against future Company Matching Contributions Westvaco would otherwise be required to contribute to the accounts of other Plan members.


How Vested Service is Calculated

You are vested in the value of Westvaco's Matching Contributions to the Plan after you accumulate five years of vested service as described below.

You will be credited with one year of service for each full Plan
Year that you participate in the Plan, beginning with the date you become a participant and ending when your employment with Westvaco ends.

For a partial Plan Year when your Plan participation begins or Westvaco employment ends, you will be credited with one full year of vested service if the number of months of your participation during that partial Plan Year is six or more. Otherwise, you will receive vested service of between one-twelfth and five-twelfths of a year, depending on the number of months you participated in that period.

There are two exceptions to this rule. First, if you enroll in the Plan during the initial enrollment period commencing July 1, 1995 and ending on August 31, 1995 and you begin participating in the Plan on October 1, 1995, you will be credited with vested service in the Plan based on your years of Company service, not just your years of participation in the Plan. In this case, vested service will be counted from the first of the month following your date of hire at the Company.

For example, let's say you elect to enroll in the Plan during the initial open enrollment period and your date of hire is September
15, 1991. As of October 1, 1995, you will have 4 years of vested service in the Plan. This example is illustrated below:


   Date of     First         Special Open        Participation in Plan
   Hire        of Month      Enrollment          Begins; Participant Has
               Following                         4 Years of Vested Service
   -X--------------X--------------X-----------------X---------------------
   9/15/91     10/1/91       7/1 to 8/31/95      10/1/95


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

The second exception applies to newly hired employees. If you join when you are first eligible, then your waiting period will count in the calculation of your vested service in this Plan.

For example, let's say you are hired on July 16 and you becomes eligible to participate in the Plan as of December 1. If you enroll on time and begin making contributions to the Plan as of that date, then you will have the period from August 1 (the first of the month following July 16) through November 30 count toward your vested service. This example is illustrated below:



        Date of       First of        First Eligible for and
        Hire          Month           Participating in
                      Following       Plan; Vested Service
                                      Counted From August 1

        -X-------------X---------------X---------------------
        7/16          8/1             12/1

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TYPES OF CONTRIBUTIONS


Your Contributions

You can contribute from 1% to 16% of your straight time earnings (up to the legal limits) in whole percentages to the Plan. The first 6% you contribute is considered your Basic Contributions. Any contribution in excess of 6% is considered your Supplemental Contributions.

For example, let's say you elect to contribute 8% of your straight time earnings to the Plan. In that case, 6% would be considered your Basic Contributions and 2% would be considered your Supplemental Contributions.

You can divide your contributions, in whole percentages, between both the Deferred and Non-Deferred Income Divisions or contribute solely to one or the other up to the legal limits, as described in the current Information Statement for the Plan.

Continuing the example above, let's say you elect to contribute
8%, but want to contribute 4% on a tax-deferred basis and 4% on an after-tax basis, then your contribution election would look like this:



    4% Basic   +   2% Basic   +    2% Supplemental  =   8% Total
    Deferred       Non-Deferred    Non-Deferred         Contribution
    Income         Income          Income
    Contribution   Contribution    Contribution



You may change the percentage of your straight time earnings to be contributed to the Deferred Income Division or Non-Deferred Income Division two times in any calendar year by submitting a "Notice of Future Change Election Form" at least 10 calendar days prior to the beginning of any month. Your change will take place as of the first pay period of the following month.

You may cease making contributions to the Plan at any time.

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The Company's Match

The Company currently matches your Basic Contributions to the Plan (up to the first 6%) at the minimum rate of 75%. The match applies whether Non-Deferred or Deferred Income Contributions, or both, are being made to the Plan. However, any Supplemental Contributions you make (i.e., contributions in excess of 6%) are not matched by the Company. Similarly, any rollover contributions you make are not matched by the Company.

For example, let's say your weekly straight time earnings are $500 per week and you contribute 4% to the Plan. Your contribution would equal $20 per week and the Company Matching
Contribution would be $15 per week.


               Weekly Straight Time Earnings of $500:

               4% Contribution     Company Match of 75%
               or $20 per week     or $15 per week




The Board of Directors has the authority to change the 75% rate to any other rate, and may, from time to time, authorize additional contributions from the Company beyond the basic match.
The Company Matching Contributions would be increased if the following events occur:

 1. In any fiscal year in which the Company increases the quarterly per share dividend paid on Company Common Stock there will be an additional 10% supplemental match;

 2. In any fiscal year in which earnings from normal operations increase by 20% or more compared to the previous fiscal year, an additional 15% supplemental match will be paid;
      and

 3. In any fiscal year in which record earnings from normal operations are achieved, an additional 10% supplemental match will be paid.

The Company's fiscal year is the period beginning on November 1 and ending on October 31.

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In any given fiscal year, one or more of these supplemental
Company Matching Contributions may be paid, depending upon the "milestones" achieved. If all three are achieved, the supplemental match would be 35% and the total level of Company Matching Contributions would reach 110%. The Board of Directors has the authority to amend or revise the above criteria for the supplemental match at any time.


Make-Up Supplemental Contributions

The Plan contains a feature that gives you another chance to make Non-Deferred Supplemental Contributions in the event you did not make the maximum amount of those contributions (above 6%) when you were eligible (whether or not you made any matchable contributions during such period). If you would like to make up some or all of the Supplemental Contributions you could have made since you began participating in the Plan, you can do so now or in the future. Just contact your local personnel representative. Remember, Supplemental Contributions are not matched by the Company.


Rollover Contributions

If you receive a taxable distribution from a qualified plan, such as one from your immediately preceding employer or a conduit (also called a rollover) Individual Retirement Account (IRA), you may want to delay payment of federal income taxes by depositing that money into the Plan. To do so, you must complete a "Rollover Election Form" and return it along with specific documentation to the Corporate Benefits office within 60 days from the time that you received your distribution. Rollover contributions are acceptable only in the form of cash. The check for the distribution must be made payable to the Plan's Trustee. The acceptance of Rollover Contributions is at the discretion of the Plan Administrator. See your local personnel representative for more complete details.

Rollover contributions are considered Deferred Supplemental
Contributions. As such, they are subject to the same Plan provisions as your regular Deferred Contributions and they are not matched by the Company.

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YOUR CONTRIBUTION DECISION


One of the major choices you make when you enroll in the Plan is whether to contribute to the Non-Deferred Income Division or the Deferred Income Division, or both.

Differences Between Non-Deferred and Deferred Income Contributions

Your Non-Deferred Income Contributions to the Plan do not reduce your taxable income reported on your Form W-2 to the Internal Revenue Service. Your income tax liability for your straight time earnings remains the same whether or not you make Non-Deferred Income Contributions. Conversely, your Deferred Income Contributions to the Plan reduce your taxable income reported on your Form W-2 to the Internal Revenue Service. As a result, your federal income tax liability for your straight time earnings will be lower. In most areas, your state and local income tax liability will also be lower.

For example, a person who has a pay of $25,000 during a particular year and contributes 4% ($1,000) of that pay to the Deferred Income Division will be deemed to have had a pay of only $24,000; his Form W-2 for the Internal Revenue Service will only reflect a pay of $24,000. By contrast, if the same person had contributed $1,000 to the Non-Deferred Income Division, his taxable pay would have been $25,000. Keep in mind that Social Security and Medicare withholding will not be reduced because of your Deferred Income Contributions.

When you withdraw from the Non-Deferred Income Division you do not pay income tax on your withdrawal, except to the extent that any portion of the withdrawal represents appreciation in your contributions or dividend and interest income.

When you withdraw from the Deferred Income Division you are subject to income tax and withholding on the entire amount of the withdrawal. See the "Federal Income Taxes" section of this booklet and the Plan's Information Statement for information on IRA rollovers or other alternatives.

The withdrawal provisions and penalties for both types of contributions differ considerably. You should carefully read the sections of this booklet and the current Information Statement for the Plan which explain the withdrawal rules and related tax implications before you make your contribution decision.
Effect of Contributions on Taxes, Take-Home Pay and Plan Savings

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This example compares the effect on your take-home pay if you elect Deferred or Non-Deferred Income Contributions, using a straight time earnings level of $500 per week and a contribution rate of 4%. It also illustrates the impact of the Company Matching Contributions on total Plan savings.



                                 Deferred   Non-Deferred    No Contribution
  Straight-Time Earnings         $500       $500            $500
  Less 4% Deferred Contribution    20         -               -
  Taxable Earnings                480        500             500
  Less 4% Non-Deferred
     Contribution                  -          20              -
  Less Federal Income Tax          40         43              43
  Less Social Security/Medicare    38         38              38
  Net Earnings                    402        399             419

  Weekly Plan Savings:
    Employee Contribution          20         20               0
    Company Match                  15         15               0
    Total Weekly Plan Savings      35         35               0

  Net Cost of Total Weekly
    Plan Savings                   17         20               0



In this example the "Company Match" is the Basic Match only and "Total Weekly Plan Savings" does not include reinvested dividends, earnings or losses on Plan investments. "Net Cost of Total Weekly Plan Savings" is determined by subtracting Net
Earnings with contributions from Net Earnings without contributions.

The federal income tax rates in this example are based on the standard federal tax withholding table issued by the Internal Revenue Service for 1995 for a married employee with two dependents. Similarly, the 1995 Social Security and Medicare tax rate was used. State and local taxes and other deductions have not been taken into account. All figures have been rounded to the nearest dollar.

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The example on the previous page illustrates several important points about your contribution decision:

   In this example, Deferred Income Contributions mean higher take-home pay compared to Non-Deferred Income Contributions in the same amount.

   Whether you contribute to the Deferred Income Division or the Non-Deferred Income Division, the Company will match your contribution, up to the first 6% at a rate of at least 75%.

   The impact of the Company Match is significant. In this example, the participant in the Deferred Income Division has a "Total Weekly Plan Savings" of $35, but has only a $17 net reduction from his or her pay each week. Similarly, the net impact on the participant in the Non-Deferred Income Division is $20. The difference of $3 is the immediate tax savings achieved by the participant in the Deferred Income Division.


Remember, in making your contribution decision, you should always consider the withdrawal rules for both Divisions. In general, withdrawals of Deferred Income Contributions are restricted by government regulations. Alternatively, you may make a withdrawal of your Non-Deferred Income Contributions one time per year, for any reason. See the sections of this booklet that explain withdrawals for more details.

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INVESTMENT OF CONTRIBUTIONS


Your Contributions

The Company offers one investment fund for contributions to the Plan. Your contributions to either the Deferred or Non-Deferred
Income Divisions are invested in the Westvaco Stock Fund.

The Company's Contributions

All Company Matching Contributions to the Plan are held in the Employer Fund, which is invested primarily in Westvaco Common
Stock.

The Investment Process

There is a great deal of record-keeping involved in keeping track of your interests in the Plan and the thousands of employees participating in the Plan. The Trustee of the Plan is responsible for this record-keeping.

Briefly, when you elect to contribute to the Plan, the Trustee establishes accounts for you. Your contributions are credited to your Westvaco Stock Fund account. The Company Matching
Contributions are credited to the Employer Fund account.

The Trustee of the Plan invests the funds according to the provisions of the Trust Agreement and the Plan. The Westvaco Stock Fund is invested primarily in Westvaco Common Stock, except for amounts of cash or cash equivalents that may be held from time to time to meet the Fund's administrative needs (such as facilitating cash withdrawals by Plan participants). Consult the current Information Statement which is issued each year for more information on investments of funds in the Plan.

The Trustee holds legal title to the assets of the Plan including the Westvaco Common Stock, cash and cash equivalents allocated to the Employer Fund and Westvaco Stock Fund. Since you do not own individual shares of Westvaco Common Stock directly and since each Fund contains cash and cash equivalents, the investment performance of your accounts will not match the performance of Westvaco Common Stock exactly. However, the performance of your accounts should generally follow the performance of Westvaco Common Stock.

In addition, you have the right to direct the Trustee as to the voting of the proportional shares of Westvaco Common Stock your account represents. See "Your Voting Rights."

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How Your Accounts are Valued

Your accounts are valued on a weekly basis, on each Tuesday (if Tuesday is a day on which the NYSE is closed, then the next business day that it is open). A unit system has been developed to keep track of your proportional share of the assets and earnings of each fund within the Plan.

Use of the unit system enables the Trustee to invest all available funds and to divide the investment among individual accounts. The unit system ensures that your accounts are credited with your share of the funds.

The method of converting contributions into units works in two basic steps:

Step 1:  The calculation of the unit values for each fund.

In computing the unit value of the funds, the assets of the Employer Fund (Company Contributions) and the Westvaco Stock Fund (Employee Contributions) are commingled. The total fair market value of securities, cash and accrued income for each fund is divided by the total number of existing units in that fund, as follows.

    Fair market value
    of securities and cash  =      Value of one unit
    Total number of units

Step 2: Crediting additional units to each individual member's accounts.

Once the unit value is established, your contributions are divided by the unit value effective on the date of deposit. The addition of units in the employee and employer accounts is kept separately and is added to the previous period's total units.

    Your contributions
    for the period      =       Units credited to your account
    Value of unit

Fluctuations in the value of the underlying securities can have a
significant impact on the value of the units.   Additionally,
transactions by the Trustee (such as purchasing of stock, receiving dividends and crediting interest) also impact the value of the units. Similarly, activity by members of the Plan (i.e., withdrawals, transfers, forfeitures, etc.) have a bearing on the valuation of the units. To determine the dollar value of your account, the unit value is multiplied by the total accumulated units in your account:

    Value of one unit  x   Total number     =     Total Value
                           of units in your       of your account
                           account

Plan Statements

Every three months you will receive a statement from the Trustee indicating the status of your accounts in the Plan. The statement will show the market value of your accounts.


Your Voting Rights

The contributions to the Plan's Employer Fund and the Westvaco Stock Fund are invested primarily in Westvaco Common Stock and you have the right to direct the Trustee's voting with regard to the proportional shares your account represents. See the current Information Statement for the Plan for an explanation of your voting rights regarding Westvaco Common Stock.

WITHDRAWALS PRIOR TO
RETIREMENT OR TERMINATION OF EMPLOYMENT


The rules permitting you to withdraw from your vested accounts in the Plan vary depending on whether you are withdrawing from the Non-Deferred Income Division, the Deferred Income Division, or the Employer Fund. Before you make a withdrawal you should consult the current Information Statement for the Plan regarding the taxability of withdrawals from the Plan.

A withdrawal will not affect the way the remaining balance in your account is valued, nor the time period you are accruing towards vested service in the Plan. A withdrawal can only be effected on a Plan valuation date. If you decide to make a withdrawal, a form can be obtained from your local personnel representative.


Withdrawals From the Non-Deferred Income Division and Employer
Fund

Withdrawals from your Non-Deferred account or the Employer Fund account are subject to the following conditions:

   A completed and signed "In-Service Withdrawal Form" must be received by the Corporate Benefits office no later than 4:15 p.m. Eastern Time on the effective valuation date (see "The Plan's Valuation Date" for more details) for the transaction. You may FAX the form to the Corporate Benefits office; your local personnel representative can supply you with the appropriate FAX number.

   Withdrawals from these accounts must be no less than the lesser of $1,000 or 50% of the value of your accounts as of the valuation date upon which you elect your withdrawal to be effective.

   You may only withdraw from the Employer Fund if you are vested in it.

   You must withdraw 100% of the value of your account in the Non-Deferred Income Division before you can make a withdrawal from the Employer Fund. This condition may be waived in certain limited circumstances. For more details contact your local personnel representative.

   Only one withdrawal from the Non-Deferred Income
   Division is permitted during any 12-month period.

   Only one withdrawal from the Employer Fund is permitted during any 36-month period.

                                        19

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

Withdrawals from your Non-Deferred account will be taken first from your Non-Deferred Supplemental Contributions (if any). You may cancel your withdrawal election at any time, provided the request for cancellation is received by the Corporate Benefits office in writing from the Plan participant on or before 4:15 p.m. Eastern Time on the valuation date for the transaction.


Penalties for Withdrawals From the
Non-Deferred Income Division and Employer Fund

If you are considering a withdrawal, keep in mind that the Company will temporarily stop making Matching Contributions. However, this penalty does not apply if you withdraw only Non-Deferred Supplemental Contributions. The suspension of Company Matching Contributions lasts for three months after the month in which your withdrawal is effective, even if you are making contributions to the Plan during that period.


Withdrawals From the Deferred Income Division

There are two ways that the Plan permits withdrawals from the Deferred Income Division, as follows.


Withdrawals After Age 59 1/2

After you become age 59 1/2, you can withdraw any or all of the value of your accounts in the Deferred Income Division in the same manner as you can make a withdrawal from the Non-Deferred
Income Division.


Hardship Withdrawals

At any age, you may be able to qualify for a hardship withdrawal if you can show that you have no other resources reasonably available to meet a particular, immediate, and heavy financial need. Other resources that might be considered reasonably available to you (your spouse or children) could include amounts in your Non-Deferred account and vested Company contributions or loans available from commercial sources.

The needs that might qualify as a hardship include:

   Medical expenses previously incurred or necessary to obtain medical care which are not covered by your insurance or the insurance of someone in your immediate family.

   Costs directly related to the purchase of your primary residence (excluding mortgage payments).

   Post-secondary education for yourself or someone in your immediate family.

   Expenses to prevent your eviction from your principal residence or the foreclosure of a mortgage on your principal residence.

   Expenses to cover other immediate and heavy needs determined to be appropriate under all relevant facts and circumstances consistent with regulations of the Internal
   Revenue Service.

The amount of the hardship withdrawal cannot exceed the amount required to relieve the financial need created by the hardship. The determination of the amount of the hardship withdrawal will be made on the basis of all relevant facts and circumstances.
The amount of an immediate and heavy financial need may include any amount necessary to pay federal, state or local income taxes, surtaxes or penalties which are reasonably anticipated to result from the hardship withdrawal. An amount generally may be treated as necessary to satisfy a financial need if you can represent that the need cannot be satisfied by:

   (a) reimbursement or compensation by insurance or otherwise.

   (b) reasonable liquidation of your assets without creating an additional immediate and heavy financial need.

   (c) cessation of your contributions to the Plan.

   (d) through all other distributions that you can obtain from the Plan.

   (e) obtaining loans available from commercial sources on reasonable commercial terms.

If you qualify for a hardship withdrawal under these circumstances, you may be required to suspend contributions to the Deferred and Non-Deferred Income Divisions for a period of time deemed appropriate due to the hardship in question.

Alternatively, an amount will be deemed to be necessary to satisfy such immediate and heavy financial need if the amount distributed is not in excess of the amount needed and you have obtained all distributions available under the Plan. In this case, there will be two penalties imposed:

  1. You will be suspended from making contributions to both the Deferred and Non-Deferred Income Divisions for 12 months after the receipt of the distribution, and

  2. The maximum amount of Deferred Income Contributions that you may make in the year following the year of the distribution will be equal to the maximum annual dollar limit in effect for that year less the amount of your Deferred Income Contributions in the year the hardship withdrawal was made.


Other Facts About Hardship Withdrawals

To request a hardship withdrawal, it is required that you attach documentation of your financial hardship to the "Application for Withdrawal From the Deferred Income Division."

The Hardship Committee or its designee reviews and approves or denies requests for hardship withdrawals. The Committee also determines the amount that may be withdrawn from the Deferred Income Division to meet your hardship need. Because these applications must be carefully reviewed, it may take more time to process your application for this type of withdrawal than it does for other Plan transactions. It is important that you are aware of this issue and understand that hardship withdrawals will be valued and effected on the next valuation date after all documentation is completed and your application is approved.

You cannot obtain a hardship withdrawal that consists of earnings and appreciation on contributions.

You may cancel your withdrawal election at any time, provided the request for cancellation is received by the Corporate Benefits office in writing from the Plan participant on or before 4:15 p.m. Eastern Time on the valuation date for the transaction.

This section is intended only as a brief summary of the Hardship
Withdrawal rules. More details are available from your local personnel representative and on the "Application for Withdrawal
From the Deferred Income Division."

Payment of Withdrawals

If you decide to make a withdrawal, the appropriate form can be obtained from your local personnel representative. The payment will usually be issued approximately ten calendar days after the valuation date of the withdrawal (See "The Plan's Valuation Date" for more details). A check for cash withdrawals will be mailed to you by the Trustee. Shares of Westvaco Common Stock will be mailed by the stock transfer agent.

The method for determining the number of Westvaco Common Stock shares you will receive is the same method used for determining the number of shares that you are entitled to receive when you take a distribution from the Plan. See the "Payment of Distributions" section for details.


Payments of Non-Deferred Income Division
Withdrawals and Employer Fund Withdrawals

Withdrawals from the Westvaco Stock Fund and the Employer Fund will be paid in either: (1) full shares of Westvaco Common Stock, with any balance not equal to a full share of stock paid in cash, or (2) cash equal to the value of the funds, valued on the effective valuation date of the withdrawal, or (3) any combination of both Westvaco Common Stock and cash as you specify.


Payments of Deferred Income Division Withdrawals

  If you make a withdrawal on or after age 59 1/2, the payment procedures explained in the section above apply.

  Hardship withdrawals are paid only in cash.

DISTRIBUTIONS UPON TERMINATION
OF EMPLOYMENT, RETIREMENT OR DEATH


Terminated or retired Plan members, as well as beneficiaries of deceased Plan members may leave their account balances in the Plan and may later take full or partial distributions from the Plan. However, government regulations regarding total distribution of accounts upon attainment of age 70 1/2 apply.

A distribution can be effected only on a Plan valuation date (see
"The Plan's Valuation Date" for details). If you decide to receive a distribution, a form can be obtained from your local personnel representative.

Termination of Employment or Retirement

Upon your termination of employment for any reason other than death, you may elect to receive a distribution of your vested accounts or to remain in the Plan. Distributions after your termination of employment are subject to the following limitations:

  1. You may elect to receive a distribution of all or any portion of your vested accounts in the Plan provided the appropriate, completed, signed form is received by the Corporate Benefits office no later than 4:15 p.m. Eastern Time on the Plan valuation date selected (see "The Plan's Valuation Date" for details). The form may be sent via FAX to the Corporate Benefits office; your local personnel representative can supply you with the number.

  2. You may elect to take partial distributions as many times as you wish during a calendar year. You are also entitled to elect to receive monthly or quarterly cash distributions from the Plan.

  3. In accordance with federal law you will receive a distribution of the entire value of your vested accounts no later than April 1st following the calendar year in which you attain age 70 1/2.

Until you elect to receive a distribution, your funds will remain in the Plan. However, you cannot continue to make contributions or receive the benefit of any new Company Matching Contributions.

Death

In the event of your death, your beneficiary may elect to take a distribution of your vested accounts in the same manner as indicated above for a distribution by you upon your termination of employment or retirement.

Payment of Distributions

The normal form of payment of a distribution is a lump sum. However, you may elect to take partial distributions or to take distributions on a periodic basis from your vested accounts. Your distribution may be taxable; for important tax information, see the "Federal Income Taxes" section of this booklet and the Plan's most recent Information Statement.

Distributions from the Westvaco Stock Fund and the Employer Fund will be paid in either: (1) full shares of Westvaco Common Stock, with any balance not equal to a full share of stock paid in cash, or (2) cash equal to the value of the funds, valued on the effective valuation date of the distribution, or (3) any combination of both stock and cash as you elect.

If you elect to receive all or part of your distribution in shares of Westvaco Common Stock, the number of shares you will be entitled to receive will be determined by dividing the closing price of Westvaco Common Stock on the NYSE on the valuation date of the transaction into your account balances in the Westvaco Stock Fund and the Employer Fund.

The payment will usually be issued approximately ten calendar days after the valuation date of the distribution. A check for cash distributions will be mailed to you by the Trustee. Shares of stock will be mailed by the stock transfer agent.

You may cancel your election, provided written notice of the cancellation is received by the Corporate Benefits office no later that 4:15 p.m. Eastern Time on the valuation date for the transaction.


How to Apply for a Payment

You or your beneficiary may request the appropriate form from your local personnel representative for partial or total distribution of your vested accounts.

HOW TO FILE FOR BENEFITS

Information about how to request payments, withdrawals, and distributions can be found in the sections of this booklet where those topics are explained or can be obtained from your personnel representative. A time table detailing when the various forms must be submitted can be found in the Appendix to this booklet.


If Your Benefit Claim is Denied

If any claim by you or your beneficiary is denied, either totally or partially, you or your beneficiary will receive a written notice. The notice will explain the reason for the denial, refer to the specific Plan provision or provisions on which the denial is based, describe what additional information, if any, is necessary, describe how claims are reviewed, and explain the steps for an appeal.

If you or your beneficiary disagree with a claim denial, you, your beneficiary, or an authorized representative may make a written request to the Plan Administrator for a review of the claim. The request should be made in writing within 60 days after the claim denial is received. Appeals of denied claims should be directed to Robert E. MacFadyen, the Plan Administrator, who will investigate the appeal and may review it with the Benefit Plans Administration Committee. The Plan Administrator's address is listed in the "Administrative Information" section.

Normally, you will receive a response to your appeal within 60 days after a written request for a review is received. If special circumstances require an extension of time, a 60-day extension to review claims is permitted by law. In this event, a decision on your appeal will be made within 120 days after your written request for review is received. During the review period, you or your representative may examine pertinent documents and submit issues and comments in writing.

QUALIFIED DOMESTIC RELATIONS ORDERS


Your vested accounts in the Plan or a portion thereof may be subject to claims by your spouse, former spouse and other dependents provided the following conditions are met:

   A domestic relations order (a judgement, decree or other order - including approval of a property settlement agreement) has been entered pursuant to a state domestic relations law and contains a provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent.

   The domestic relations order meets all the applicable requirements of federal law for a Qualified Domestic
   Relations Order (QDRO).

The Company has established guidelines for the review and approval of QDRO's. A copy may be obtained from your local personnel representative.

In the event a QDRO is approved by the Company, the Trustee of the Plan will establish accounts in the Plan for the spouse, former spouse or other dependent who is assigned all or a portion of your vested accounts in the Plan. These individuals are identified as Alternate Payees under the Plan.

The rights of and rules applicable to Alternate Payees are briefly summarized on the next page.

Alternate Payees

In general, Alternate Payees have all the rights to the Plan as any other participant, except the right to make contributions to the Plan. An Alternate Payee is subject to the same rules on withdrawals, distributions and transfers as any employee member of the Plan. For more details, consult the sections of this booklet describing the rules for those Plan transactions.

However, accounts in the Deferred Income Division may only be withdrawn when the employee member whose accounts have been assigned to the Alternate Payee reaches age 50 or when the employee member terminates continuous service in the Plan (whichever occurs first). The following chart highlights the availability of assets in the Plan for Alternate Payees:

Plan Fund or Account       Assets Available to Alternate Payee

Employer Fund              At any time

Non-Deferred Income        At any time
  Account

Deferred Income            Only after one of the following
  Account                  conditions are met: after the
                           employee member attains age 50;
                           or his or her employment terminates;
                           or the Alternate Payee has an
                           "Application for Withdrawal from the
                           Deferred Income Division Based on
                           Financial Hardship" approved

OTHER IMPORTANT INFORMATION


Loans From the Plan

A loan provision is scheduled to be in effect in the Plan as of October 1, 1997. More details about this provision and how it will work will be distributed prior to that date.

Transfers From this Plan to the Salaried Employees' Plan

If you are a member of this Plan and you transfer from hourly paid to salaried employee status, then your assets in this Plan will be transferred to the Westvaco Corporation Savings and Investment Plan for Salaried Employees. Details on that Plan can be found in the Summary Plan Description and Information Statement for that Plan.

Distributions Upon Termination of the Plan

Upon termination of the Plan or complete discontinuance of contributions to the Plan by the Company, the value of your vested accounts will be distributed to you in a lump sum as soon as permitted by law.

Limits on Contributions to the Plan

Federal law has established certain maximum limits on contributions to the Deferred Income Division. These are as follows:

  1. Total dollar limit - All employees are subject to this limit. The original limit was established in 1986 and has been adjusted annually to reflect inflation. Consult the Information Statement, issued each year, for the dollar amount of this limit.

  2. Percentage limit - Only employees who are considered to be highly compensated as defined by the Internal Revenue Code are affected by this limit. Consult the current Information Statement which is issued each year for more information concerning this restriction.

  3. Compensation limit - Federal law limits the amount of annual base pay to be considered for the purposes of this Plan to $150,000. This limit is subject to future adjustments to reflect inflation. Consult the current Information Statement which is issued each year for more information concerning this restriction.

  4. Other Limits - There may be other legal limits on your contributions to the Deferred or Non-Deferred Income Divisions. If you participate in the Plan and special limits apply to you, we will contact you with additional details.


How You Could Lose the Right to Make Contributions

If, for any reason, you are not receiving pay from Westvaco or an eligible subsidiary, you cannot make contributions to the Plan and your right to additional Company Matching Contributions will cease. For example, you might go on an unpaid leave or layoff, be transferred to salaried pay status, or be transferred to a non-participating Company location.

Keep in mind that you remain a member for as long as you have accounts in the Plan and your continuous service is not broken - even if no contributions are going into those accounts. That means you continue to build vested service toward the five years you need for full vested rights to Company Matching Contributions. When you are eligible to resume contributions, contact your local personnel representative for a "Notice of Future Change Election Form" that you must complete. Return it to your personnel representative at least 10 calendar days before the first day of the month in which you want to resume making contributions.


Forfeiture of Interest in the Employer Fund

If you leave the employ of the Company or its subsidiaries for any reason (other than death or retirement) prior to meeting the vesting requirements for the Employer Fund, you forfeit your Employer Fund account. You will also forfeit your Employer Fund account if you are not vested and:

   You do not return from a leave within the time the Company has specified.

   You do not return from a layoff within two years or when recalled by the Company.

   You do not return to work with Westvaco or a participating
   Company location or subsidiary within three months after discharge from active military service, or longer if within the time allowed by law.

                                        30

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

Restoration of Forfeitures

Your interest in the Employer Fund, which is forfeited for failing to meet the vesting requirements prior to leaving the Company, will be restored if all of the following conditions are satisfied:

    You are rehired by the Company within five Plan Years following the Plan Year in which you forfeited your Employer
    Fund account (i.e., left the employ of the Company).

    You did not receive a distribution of your vested accounts
    (other than the Employer Fund) when you forfeited your interest in the Employer Fund or, if you received a distribution, you elect to re-contribute to the Plan the amount that was distributed to you.

    You become a member of the Plan upon your rehire and you subsequently satisfy the vesting requirements for the Plan.


Restoration of Previous Membership and Service

If you had previously accumulated five years of vested service in the Plan during your prior employment with the Company, upon your rehire and application for membership you will be considered to have five years of vested service in the Plan and you shall be vested in any subsequent Company Matching Contributions made during your new membership.

If you had not previously accumulated five years of vested service in the Plan during your previous employment with the Company, upon your rehire and application for membership you shall be able to apply your previously accumulated years of vested service to your new membership provided one of the following conditions are met:

    You are rehired by the Company and become a member of the Plan within five Plan Years following the Plan Year in which you terminated your original employment with the Company.

    The number of years of vested service prior to the termination of your original employment with the Company is not less than the number of full Plan Years between your original termination and subsequent rehire and new membership.

You shall be vested in any Company Matching Contributions made during your new membership and any restored Company Matching Contributions from your original membership (if you qualify for restoration) upon accumulating five years of vested service in the Plan.

Federal Income Taxes

The rules concerning federal income tax treatment of the Plan's benefits are extremely complex. Briefly, all distributions from the Plan (other than those that consist solely of Non-Deferred Contributions) are eligible to be rolled over to an Individual Retirement Account. Unless you direct the Trustee to transfer your distribution directly into an IRA or other eligible tax qualified plan (such as another employer's 401(k) plan), the taxable portion of your distribution will be subject to mandatory 20 percent federal tax withholding. That withholding rate may or may not cover your full tax liability for the distribution; that determination will have to be made when you file your federal income taxes for that year.

A more detailed summary of these and other tax rules impacting the Plan is contained in the current Information Statement for the Plan. All employees are urged to consult their personal tax advisor concerning not only federal tax treatment of Plan benefits, but also their tax treatment under state and local laws.


Other Facts

None of the assets of the Plan may be used for any purpose other than for the exclusive benefit of participants in the Plan or their beneficiaries.

The cost of brokerage fees, transfer taxes and other expenses connected with buying or selling securities are charged against Plan assets. Westvaco pays the full cost of Trustee's fees, administrative expenses, and distribution expenses.

Each participant assumes all risk connected with any decrease in value of the respective funds, and these funds are the sole source of payments to members of the Plan. The law regulates the maximum contribution the Company can make to any individual's account.

Your rights under this Plan may not be assigned to, or encumbered by, any other person, except as required in a Qualified Domestic Relations Order, whereby participants who are involved in potential legal issues involving domestic relations cases can be required to assign or pay Plan assets to their dependents. Affected persons should contact their personnel representative for details.

ADMINISTRATIVE INFORMATION


The Westvaco Corporation Savings and Investment Plan for Hourly Paid Employees is a defined contribution plan for the eligible hourly paid employees of Westvaco and any participating subsidiaries. This booklet is the Summary Plan Description prepared and distributed in accordance with the Employee Retirement Income Security Act of 1974. THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. The benefits provided by this Plan as well as important information regarding membership, contributions and withdrawals are all explained in earlier sections of the booklet. The following sections will give you important legal information regarding the administration of the Plan.


Plan Number

010

Plan Year

A consecutive 12-month period, beginning each October 1 and ending the following September 30.

Employer Identification Number

13-1466285

Employer and Plan Sponsor

Westvaco Corporation
299 Park Avenue
New York, NY  10171
Telephone: (212) 688-5000

Participating Subsidiaries

Westvaco Development Corporation
WV Services, Inc.

Corporate Benefits Office

Westvaco Corporate Center
1011 Boulder Springs Drive
Richmond, VA  23225
(804) 323-7948

Plan Administrator

Robert E. MacFadyen
Westvaco Corporation
1011 Boulder Springs Drive
Richmond, VA  23225
Telephone: (804) 323-7936

Trustee

Wachovia Bank of North Carolina, N.A.
301 North Main Street
Winston-Salem, North Carolina  27150

The Company may remove the Trustee or the Trustee may resign at any time upon at least 60 days notice in writing by one party to the other. Wachovia Bank of North Carolina N.A. is a subsidiary of Wachovia Corporation which through another subsidiary, Wachovia Bank of Georgia, renders usual commercial bank services and from time to time may be a creditor of the Company or any of its subsidiaries in respect to cash borrowing.

Agent for Service of Legal Process

It is anticipated that the Plan will be administered strictly in accordance with its provisions and in compliance with all laws;
however, legal process, should the need occur, can be served on the Plan by directing such legal process to:

 John W. Hetherington
 Vice President and Secretary
 Westvaco Corporation
 299 Park Avenue
 New York, New York  10171

Service of legal process may also be made on the Plan Administrator or Trustee.

Plan Documents

This booklet describes only the major provisions of the Plan. It is not a full statement of all the Plan details. These are contained in the Plan Documents which govern the Plan. You or your beneficiaries may review these documents as well as certain reports filed with the Internal Revenue Service or US Department of Labor, at your local personnel office if there are 50 or more employees working at your location, or at the Corporate Plan Administrator's office during working hours. You may also request copies of any or all documents by writing to the Plan Administrator. The Plan Administrator must provide the documents within 30 days of receiving a written request and may also make a reasonable charge for the copies.


Plan Termination and Amendments

Westvaco hopes and expects to continue the Plan indefinitely, but does reserve the right to amend, modify, suspend, or terminate the Plan, but not to retroactively reduce your rights. If the Plan is terminated, the value of any contributions made for you by Westvaco at the time of termination would be nonforfeitable, even if you have less than five years of membership in the Plan. Benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation because this Plan is a defined contribution plan.

Administration

The Savings and Investment Plan is a defined contribution plan, the administration of which is divided among the Board of Directors of Westvaco Corporation, the Benefit Plans
Administration Committee, the Plan Administrator, the Benefit
Plans Finance Committee, and the Trustee.

The administrative functions are divided as follows:

The Board of Directors (1) appoints the Trustee; (2) appoints the accountants; and (3) authorizes amendments to the Plan that materially affect benefits.

Westvaco's Chief Executive Officer designates the members and terms of membership for the Benefit Plans Administration
Committee and the Benefit Plans Finance Committee.

The Benefit Plans Administration Committee or its delegates are responsible for (1) the equitable and effective administration of the Plan, including the maintenance of records of Plan participants, determination of participants' eligibility to receive benefits, and processing of claims for benefits under the Plan; (2) determination of appeals of denied claims; and (3) assuring compliance with ERISA and other applicable laws.

The Plan Administrator is a member of the Benefit Plans
Administration Committee and generally carries out those duties of the committee involving ERISA compliance and related correspondence with Plan participants and government agencies.

The Benefit Plans Finance Committee or its delegates are responsible for the collection, safeguarding and payment of monies under the Plan and for monitoring the performance of the Trustee as custodian and investment manager.

The Trustee provides custodial and administrative duties for the Plan, including accounting for Plan assets, making payments to members or their beneficiaries, and investing Plan assets in accordance with the requirements of the Plan.

YOUR LEGAL RIGHTS


As a participant in this defined contribution plan, you are entitled to certain rights under the Employee Retirement Income
Security Act of 1974 (ERISA).

You have the right to examine, without charge, at your personnel representative's office or at the Plan Administrator's office, the Plan and all supportive documents and copies of all documents filed by the Plan with the US Department of Labor.

You may obtain copies of all Plan Documents and other Plan information upon written request to the Plan Administrator. The
Company may make a reasonable charge for the copies. You are entitled to receive a Summary Annual Report of the Plan's financial activities each year, without charge.

You also have a right to expect that those people to whom the Company has given the responsibility for the Plan's management act prudently in administering the Plan and solely in the interest of Plan participants. Under ERISA, these people are called "fiduciaries" and may be required to make good any losses they cause a plan through imprudence.

If you believe that a fiduciary has misused Plan assets, has improperly denied you a Plan benefit, or has failed to furnish you with requested documents within 30 days, you have the right to file suit. The court will decide who should pay court costs and legal fees and could require either party to pay all legal costs. If you do not receive requested materials from the Plan within 30 days, the court could require the responsible fiduciary to pay up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the fiduciary.

No one can discharge you or discriminate against you to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

If you have any questions about the Plan, you should contact your personnel representative or the Plan Administrator. If you have any questions about your rights under the law, you should contact the nearest Area Office of the US Labor Management Service
Administration, Department of Labor.

                                        37

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                                   APPENDIX
            DUE AND EFFECTIVE DATES FOR FORMS REQUIRED BY THE PLAN

Form Name          Purpose           Due Date             Effective Date

Enrollment Form    To begin          Not less than        First of the
                   participation     10 calendar          month following
                   in the Plan       days prior to        receipt of the
                                     the 1st of the       form
                                     month in which
                                     contributions
                                     are to begin

Notice of          To reinstate      Not less than        First of the
Future Change      or change         10 calendar          month following
Election           contributions     days prior to        receipt of the
Form               in either         the 1st of the       form
                   Division           month in which
                                     change is to be
                                     effective

In-service         To withdraw       Must be received in  Approximately
Withdrawal         savings           Corporate office     10 days after
Form*              from your         no later than        the valuation
                   Non-Deferred      4:15 p.m. ET on      date for the
                   account           the valuation        transaction
                                     date of the
                                     transaction

Application        Self-explanatory  Must be received in  Approximately
For Withdrawal                       Corporate office     10 days after
From Deferred                        no later than        the valuation
Income                               4:15 p.m. ET         date for the
Division Based                       on the valuation     transaction
on Financial                         date of the
Hardship*                            transaction
                                     with complete
                                     documentation


Application        Self-explanatory  Must be             Approximately
For Withdrawal                       received in         10 days after the
From the                             Corporate           valuation date for
Deferred                             office no           the transaction
Income                               later than
Division (Age                        4:15 p.m. ET
59 1/2)*                             on the
                                     valuation date
                                     of the
                                     transaction

                                         38

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



                                APPENDIX (continued)

Form Name          Purpose           Due Date            Effective Date

Rollover           To delay          Within 60 days      As of the most
Election Form      payment of        from the date       practicable
                   federal income    the qualified       valuation date
                   taxes and         distribution
                   invest            is received
                   a qualified
                   distribution**
                   into the Plan

Lump Sum           To receive         Must be            Approximately
Distribution       value of           received in        10 days after
Form*              accounts           Corporate          the valuation
                   on or after        office no          date for the
                   termination or     later than         transaction
                   death of a         4:15 p.m. ET
                   participant        on the
                                      valuation date
                                      of the transaction

Periodic           To receive         Must be received   Approximately
Payment Form*      periodic or        in Corporate       10 days afer the
                   partial            office no later    valuation date
                   payments up to     than 4:15 p.m. ET  for the transaction
                   the full value     on the valuation
                   of accounts        date of the
                   on or after        transaction
                   termination or
                   death of a
                   participant


* These transactions can be cancelled up to and including 4:15 p.m. ET on the effective valuation date for the transaction, provided written notice is received from the Plan participant in the Corporate Benefits office by that deadline.

** Must be from a participant's immediately preceding employer.

Additional Note:

   The Plan limits the number of times in a given period that you may make changes or withdrawals; penalties may apply to certain withdrawals. Additionally, submitting an application for certain types of withdrawals does not mean that withdrawal will automatically be approved. Consult previous sections of this booklet for details.

                                        39

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